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                                                                     EXHIBIT 1.2

                              AMKOR TECHNOLOGY INC.

                                  $190,000,000

              2.50% Convertible Senior Subordinated Notes Due 2011

                             Underwriting Agreement

                                                              New York, New York
                                                                    May 11, 2006

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

            Amkor Technology Inc., a corporation organized under the laws of Delaware (the "Company"), proposes to sell to you (the "Underwriter" or the "Representative") $190,000,000 principal amount of its 2.50% Convertible Senior Subordinated Notes Due 2011 (the "Firm Notes"), to be issued under an indenture (the "Indenture") dated as of May 26, 2006, between the Company and U.S. Bank National Association, as trustee (the "Trustee"). In addition, the Company proposes to grant the Underwriter an option to purchase up to an additional $28,500,000 principal amount of such Notes to cover over-allotments, if any (the "Option Notes" and together with the Firm Notes, the "Securities"). The Securities will be convertible into shares (the "Conversion Shares") of common stock, par value $0.001 per share, of the Company (the "Common Stock") at an initial price contained in Schedule I hereto (the "Conversion Price"). This Agreement, the Indenture and the Securities are collectively the "Transaction Documents." Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms "amend," "amendment" or "supplement" with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in
Section 19 hereof.

            1. Representations and Warranties. The Company represents and warrants to, and agrees with, the Underwriter as set forth below in this
Section 1.

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            (a) The Company meets the requirements for use of Form S-3 under the
      Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 (file number 333-133953) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Securities and the Conversion Shares. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representative shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x).

            (b) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the Trust Indenture Act and the respective rules thereunder; on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date the form of Indenture did, and on the Closing Date the Indenture will, comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or
      (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Underwriter through the Representative specifically for inclusion in the

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      Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of the Underwriter consists of the information described as such in Section 8 hereof.

            (c) (i) The Disclosure Package and the final term sheet prepared and filed pursuant to Section 5(b) hereto, when taken together as a whole and
      (ii) each electronic roadshow when taken together as a whole with the Disclosure Package and the final term sheet prepared and filed pursuant to
      Section 5(b) hereto, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by the Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Underwriter consists of the information described as such in Section 8 hereof.

            (d) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a Well-Known Seasoned Issuer. The Company agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

            (e) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities, the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

            (f) Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 5(b) hereto does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written

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      information furnished to the Company by the Underwriter through the
      Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Underwriter consists of the information described as such in Section 8 hereof.

            (g) The Company and each of its Subsidiaries (as defined below), have been duly incorporated or organized and are validly existing as corporations, limited liability companies or partnerships, as the case may be, in good standing under the laws of their respective jurisdictions of incorporation or organization, have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, and are duly qualified to do business and are in good standing as foreign corporations, limited liability companies or partnerships, as the case may be, in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, except where the failure to so qualify could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"), and no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, except such proceedings which, if successful, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company owns at least 50% of the outstanding capital stock or partnership interests (in each case measured by voting power or economic interest), directly or indirectly, of only the corporations, associations, partnerships or other entities listed on Schedule IV hereto (each a "Subsidiary" and, collectively, the "Subsidiaries") of which Guardian Assets, Inc., Amkor International Holdings, P-Four, Amkor Worldwide Services, Unitive, Inc. and Unitive Electronics, Inc. are the only subsidiaries of the Company that are incorporated or organized under the laws of any state of the United States (Guardian Assets, Inc., Amkor International Holdings, P-Four, Amkor Worldwide Services, Unitive, Inc. and Unitive Electronics, Inc., each a "U.S. Subsidiary" and collectively the "U.S. Subsidiaries.").

            (h) The Company's authorized equity capitalization is as set forth in the Disclosure Package and the Final Prospectus; the capital stock of the Company conforms in all material respects to the description thereof contained in the Disclosure Package and the Final Prospectus; the outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable; the Conversion Shares have been duly and validly authorized and reserved for issuance upon conversion of the Securities by all necessary corporate action of the Company, and, upon conversion of the Securities in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable, and will be duly listed, and admitted and authorized for trading, subject to official notice of issuance, on the Nasdaq National Market;

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      the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Conversion Shares; and, except as set forth in the Disclosure Package and the Final Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

            (i) All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, except for directors' or similar qualifying shares and except that the Company owns, directly or indirectly, 96.2% of the capital stock of Amkor Technology Taiwan Ltd. and 99.86% of the capital stock of Unitive Semiconductor Taiwan Corp., are owned by the Company directly or indirectly through one or more wholly owned Subsidiaries free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party.

            (j) The Company has full right, power and authority to execute and deliver this Agreement, the Indenture and the Securities and to perform its respective obligations hereunder and thereunder (including issuing the Conversion Shares upon conversion of the Securities); all corporate action required to be taken by the Company for the due and proper authorization, execution and delivery of each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly taken.

            (k) The Indenture, when duly executed by the proper officers of the Company and delivered by the Company, assuming due authorization, execution and delivery thereof by the Trustee, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Disclosure Package and Final Prospectus contain a fair summary of the principal terms of the Indenture. On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act and the rules and regulations applicable to an indenture which is qualified thereunder.

            (l) The Securities, when duly executed, authenticated, issued and delivered as provided in the Indenture, and upon payment and delivery in accordance with this Agreement, will be duly and validly issued and outstanding and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture applicable thereto and enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or

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      affecting creditors' rights generally, general equitable principles
      (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and will be convertible in accordance with their terms. The Disclosure Package and Final Prospectus contain a fair summary of the principal terms of the Securities.

            (m) This Agreement has been duly authorized, validly executed and delivered by the Company.

            (n) There is no franchise, lease, contract, agreement or document required by the Act to be described in the Disclosure Package and the Final Prospectus, or documents identified therein, or to be filed as an exhibit thereto, which is not described or filed therein as required; and all descriptions of any such franchises, leases, contracts, agreements or documents contained in the documents identified in the Disclosure Package and Final Prospectus under the heading "Where You Can Find More Information" (the "Incorporated Documents") and/or the Disclosure Package and Final Prospectus, to the extent such franchises, leases, contracts, agreements or documents are described therein, are accurate and complete descriptions of such documents in all material respects.

            (o) Neither the Company nor any of its Subsidiaries is or, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, will become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

            (p) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required for the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby, including the issuance of the Conversion Shares, except such as have been obtained under the Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities by the Underwriter in the manner contemplated herein and in the Disclosure Package and Final Prospectus.

            (q) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to register shares of the Common Stock under the Registration Statement other than as set forth in the Disclosure Package and the Final Prospectus.

            (r) None of the issuance and sale of the Securities by the Company, the issuance of the Conversion Shares upon exercise of the Securities, the performance of the Company's obligations under the Transaction Documents or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or constitute a default under, or result in the imposition of any

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      lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, (i) the charter or by-laws of the Company or any of its Subsidiaries, (ii) the terms or provisions of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its Subsidiaries of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii) only, any conflicts, breaches or violations which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

            (s) Except as disclosed in the Disclosure Package and Final Prospective, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or its or their property or assets is pending or, to the best of the Company's knowledge, threatened that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company's performance of its obligations under the Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby or a Material Adverse Effect.

            (t) The Company and each of its Subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted, in each case free and clear of all liens, encumbrances, claims and defects that would be reasonably expected to result in a Material Adverse Effect.

            (u) Neither the Company nor any of its Subsidiaries (i) is in violation of its charter or by-laws, (ii) is in default in any respect, and no event has occurred and is continuing which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, (iii) is in violation in any respect of any statute, law, rule, regulation, judgment order or decree of any court, governmental body, arbitrator or other authority having jurisdiction over the Company, any such Subsidiary or any of their respective properties or assets, or (iv) is in non-compliance with any term or condition of, or has failed to obtain and maintain in effect, any license, certificate, authorization or permit required for the ownership or lease of its property or the conduct of its business, except, in the case of clauses
      (ii), (iii) and (iv), any violations, defaults, non-compliance or failures which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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            (v) PricewaterhouseCoopers LLP ("PWC"), who has expressed its opinion on the audited consolidated financial statements of the Company and related schedules included or incorporated by reference in the Preliminary Prospectus, the Final Prospectus and the Registration Statement is an independent registered public accounting firm with respect to the Company and its Subsidiaries as required by the Act.

            (w) The historical consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference in the Preliminary Prospectus, the Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated, comply as to form with the accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The summary financial data set forth under the caption "Summary Financial Information" in the Preliminary Prospectus and the Final Prospectus fairly present, on the basis stated in the Preliminary Prospectus and the Final Prospectus, the information included therein. The other financial and statistical information and data included or incorporated by reference in the Disclosure Package and the Final Prospectus are, in all material respects, fairly presented.

            (x) To the best of the Company's knowledge, there are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Company of the Securities and Conversion Shares.

            (y) Neither the Company nor any of its Subsidiaries has been or is in violation of any federal or state or foreign law or regulation relating to occupational safety and health or to the storage, handling or transportation of hazardous or toxic materials, and the Company and its Subsidiaries have received all permits, licenses or other approvals required of them under applicable federal and state and foreign occupational safety and health and environmental laws and regulations to conduct their respective businesses, and the Company and each of its Subsidiaries is in compliance with all terms and conditions of any such permit, license or approval, except any such violation of law or regulation, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

            (z) The Company and its Subsidiaries each (i) have filed all federal, state, local and foreign income and franchise tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure

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      so to file would not have a Material Adverse Effect), (ii) have paid all federal, state, local and foreign taxes shown as payable on such returns, to the extent that any of the foregoing is due and payable, except for any such tax that is currently being contested in good faith or as would not have a Material Adverse Effect, and (iii) do not have any tax deficiency or claims outstanding or assessed or, to the best of the Company's knowledge, proposed against it which could reasonably be expected to have a Material Adverse Effect.

            (aa) No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the best of the Company's knowledge, is threatened, that could reasonably be expected to have a Material Adverse Effect.

            (bb) The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent for the businesses in which they are engaged; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

            (cc) No Subsidiary (excluding Amkor Iwate Company, Ltd., (K.K.)) is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary's capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary's property or assets to the Company or any other Subsidiary, except as described in or contemplated by the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto) or as otherwise permitted in the Indenture.

            (dd) The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets;
      (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (ee) The Company and the Company's directors and officers, in their capacities as such, are in compliance in all material respects with the currently effective and currently applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the "Sarbanes

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      Oxley Act"), including Section 402 related to loans and Sections 302 and
      906 related to certifications.

            (ff) The Company and each of its Subsidiaries owns or has obtained licenses for the patents, patent applications, trade and service marks, trade secrets and other intellectual properties referenced or described in the Disclosure Package and Final Prospectus as being owned by or licensed to them (collectively, the "Intellectual Property") and (i) to the best of the Company's knowledge, there are no rights of third parties to any such Intellectual Property owned by the Company or any of its Subsidiaries;
      (ii) to the best of the Company's knowledge, there is no material infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the best of the Company's knowledge, threatened action, suit, proceeding or claim by others challenging the rights of the Company or any of its Subsidiaries in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or, to the best of the Company's knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property; (v) there is no pending or, to the best of the Company's knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others; (vi) to the best of the Company's knowledge, there is no U.S. patent or published U.S. patent application which contains claims that dominate or may dominate any Intellectual Property described in the Disclosure Package and the Final Prospectus as being owned by or licensed to the Company or any of its Subsidiaries that interferes with the issued or pending claims of any such Intellectual Property; and (vii) there is no prior art of which the Company is aware that may render any U.S. patent held by the Company or any of its Subsidiaries invalid or any U.S. patent application held by the Company or any of its Subsidiaries unpatentable which has not been disclosed to the U.S. Patent and Trademark Office, in each case of clauses (i) through (vii) that could reasonably be expected to result in a Material Adverse Effect. Each of the Company and its Subsidiaries owns or could obtain the Intellectual Property or has the rights to the Intellectual Property that is necessary to conduct the Company's business as described in the Disclosure Package and the Final Prospectus.

            (gg) The Company is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

            (hh) Neither the Company nor its affiliated purchasers, as defined in Rule 100 of Regulation M under the Exchange Act ("Regulation M"), either alone or with one or more other persons, (i) has taken, either directly or indirectly, any action which was designed to cause or result in, stabilization or manipulation of the price of any security of the Company ("Subject Securities") in connection with the offering of the Securities or (ii) will bid for or purchase any Subject Securities of the Company or any other covered securities (within the meaning of

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      Regulation M) relating to the Subject Securities (together with the
      Subject Securities, "Covered Securities"), or attempt to induce any person to bid for or purchase any Covered Securities, in either case, for the purpose of creating actual or apparent active trading in, or raising the price of the Securities.

            (ii) There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any of its Subsidiaries to or for the benefit of any of the officers or directors of the Company or any of its Subsidiaries or any of the members of the families of any of them, which loans, advances or guarantees are required to be, and are not, disclosed in the Disclosure Package and the Final Prospectus.

            (jj) There have not been, and there are not proposed, (i) any transactions or agreements between the Company or any of its Subsidiaries on the one hand and the officers, directors or stockholders of the Company or any of its Subsidiaries on the other hand, or (ii) any transactions or agreements between the Company on the one hand and any of its Subsidiaries on the other hand, or among any of the Company's Subsidiaries, which transactions or agreements are required to be, and are not, disclosed in the Disclosure Package and the Final Prospectus.

            (kk) No officer or director of the Company is in breach or violation of any employment agreement, non-competition agreement, confidentiality agreement or other agreement restricting the nature or scope of employment to which such officer or director is a party, other than such breaches or violations which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

            (ll) Neither the Company nor any of its Subsidiaries has sustained, since the date of the latest audited financial statements included or incorporated by reference in the Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since such date, there has not been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any development which could reasonably be expected to have a Material Adverse Effect, otherwise than as set forth or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

            (mm) No "prohibited transaction" (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the "Code")) or "accumulated funding deficiency" (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the 30-day notice requirement under Section 4043 of

      ERISA has been waived) has occurred with respect to any employee benefit plan which could reasonably be expected to have a Material Adverse Effect; each employee benefit plan is in compliance in all material respects with applicable law, including ERISA and the Code; the Company has not incurred and does not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any "pension plan"; and each "pension plan"(as defined in ERISA) for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which could cause the loss of such qualification.

            (nn) The minute books of the Company and each of its Subsidiaries have been made available to the Representative and counsel for the Underwriter, and such books contain a fair summary of all meetings and actions of the directors and stockholders of the Company and each of its Subsidiaries since the time of its respective incorporation through the date of the latest meeting and action.

            (oo) On and immediately after the Closing Date (as defined below), the Company (after giving effect to the issuance of the Securities and to the other transactions related thereto as described in the Disclosure Package and the Final Prospectus) will be Solvent. As used in this paragraph, the term "Solvent" means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company is not less than the total amount required to pay the probable liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) the Company is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) assuming the sale of the Securities as contemplated by this Agreement and the Disclosure Package and the Final Prospectus, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature and (iv) the Company is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            (pp) Neither the Company nor any of its Subsidiaries own any "margin securities" as that term is defined in Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and none of the proceeds of the sale of the Securities will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Securities to be considered a "purpose credit" within the meanings of Regulation T, U or X of the Federal Reserve Board.

            (qq) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company or the Underwriter for a brokerage commission, finder's fee or like payment in connection with the offering and sale of the Securities.

            (rr) No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) contained in the Disclosure Package and the Final Prospectus has been made for which the Company's management did not have a reasonable basis.

            (ss) Neither the Company nor any of its Subsidiaries nor, to the best of the Company's knowledge, any employee or agent of the Company of any of its Subsidiaries, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law which could reasonably be expected to have a Material Adverse Effect.

            (tt) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

            (uu) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

            (vv) Except as disclosed in the Disclosure Package and the Final Prospectus, the Company (i) does not have any material lending or other relationship with any bank or lending affiliate of the Underwriter and
      (ii) does not intend to use any of the proceeds from the sale of the Securities hereunder to repay any outstanding debt owed to any affiliate of the Underwriter (provided no representation is made with respect to notes that may be purchased in the concurrent tender offer described in the Disclosure Package and Final Prospectus).

            Any certificate signed by any officer of the Company and delivered to the Representative or counsel for the Underwriter in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to the Underwriter.

            2. Purchase and Sale.

            (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Company, at the purchase price set forth in Schedule I hereto the principal amount of the Securities set forth opposite the Underwriter's name in Schedule I hereto.

            (b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the Underwriter to purchase up to $28,500,000 aggregate principal amount of Option Notes at the same percentage of the principal amount thereof as the Underwriter shall pay for the Firm Notes, plus accrued interest, in any, from May 26, 2006 to the settlement date (the "settlement date") for the Option Notes. Said option may be exercised only to cover over-allotments in the sale of the Firm Notes by the Underwriter. Said option may be exercised in whole or in part at any time and from time to time on or before the 30th day after the date of the Final Prospectus upon written or electronic notice by the Representative to the Company setting forth the principal amount of Option Notes as to which the Underwriter is exercising the option and the settlement date.

            3. Delivery and Payment. Delivery of and payment for the Firm Notes and the Option Notes (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day prior to the Closing
Date) shall be made at 10:00 AM, New York City time, on the date set forth in
Schedule I hereto, or at such time on such later date not more than three Business Days after the foregoing date as the Representative shall designate, which date and time may be postponed by agreement between the Representative and the Company (such date and time of delivery and payment for the Securities being herein called the "Closing Date"). Delivery of the Securities shall be made to the Representative for the account of the Underwriter against payment by the Underwriter of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representative shall otherwise instruct.

            If the option provided for in Section 2(b) hereof is exercised after the third Business Day prior to the Closing Date, the Company will deliver the Option Notes (at the expense of the Company) to the Representative, at such location and on such date specified by the Representative (which shall be within three Business Days after exercise of said option) for the account of the Underwriter, against payment by the Underwriter of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. If settlement for the Option Notes occurs after the Closing Date, the Company will deliver to the Representative on the settlement date for the Option Notes, and the obligation of the Underwriter to purchase the Option Notes shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

            4. Offering by Underwriter. It is understood that the Underwriter proposes to offer the Securities for sale to the public as set forth in the Final Prospectus.

            5. Agreements. The Company agrees with the Underwriter that:

            (a) Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form reasonably approved by the Representative with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representative of such timely filing. During the time when the Final Prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), the Company will promptly advise the Representative (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts if applicable to have such amendment or new registration statement declared effective as soon as practicable.

            (b) It will prepare a final term sheet, containing solely a description of the pricing terms applicable to the Securities and information derived therefrom, in a form approved by you and to file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

            (c) If, at any time prior to the filing of a final prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Company will (i) notify promptly the Representative so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

            (d) If, at any time when the Final Prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule
      172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Company promptly will (i) notify the Representative of such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) if applicable, use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to you in such quantities as you may reasonably request.

            (e) As soon as practicable, the Company will make generally available to its security holders and to the Representative an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

            (f) If requested by the Representative, the Company will furnish to the Representative and counsel for the Underwriter, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule
      172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representative may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

            (g) The Company will arrange, if necessary, for the qualification of the Securities and Conversion Shares for sale under the laws of such jurisdictions as the Representative may reasonably designate, will maintain such qualifications in effect so long as required for the distribution of the Securities and will pay any fee of the National Association of Securities Dealers, Inc. in connection with its review of the offering; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject.

            (h) The Company agrees that, unless it has obtained or will obtain the prior written consent of the Representative, and the Underwriter agrees with the Company that, unless it has obtained or will obtain, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a "free writing prospectus" (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than the information contained in the final term sheet prepared and filed pursuant to Section 5(b) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in
      Schedule II hereto. Any such free writing prospectus consented to by the Representative or the Company is hereinafter referred to as a "Permitted Free Writing Prospectus." The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

            (i) During a period of 90 days from the date of the Final Prospectus, the Company will not, without the prior written consent of Citigroup Global Markets Inc., (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file, or cause to be filed, any registration statement or prospectus under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided, however, that (i) the Company may issue and sell Common Stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the Execution Time and (ii) the Company may issue Common Stock issuable upon the conversion of the Securities or the exercise of warrants outstanding at the Execution Time.

            (j) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

            (k) Prior to the Closing Date, the Company will not issue any press release or other public communication directly or indirectly or hold any press conference with respect to the Company, its condition, financial or otherwise, or earnings, business affairs or business prospects (except for routine oral marketing communications in the ordinary course of business and consistent with the past practices of the Company and of which the Representative is notified), without consultation with the Representative, unless in the judgment of the Company and its counsel, and after notification to the Representative, such press release or public communication is required by law.

            (l) The Company will apply the net proceeds from the sale of the Securities as set forth in the Disclosure Package and the Prospectus under the heading "Use of Proceeds".

            (m) In connection with the offering of the Securities, until the earlier to occur of (i) the date the Representative shall have notified the Company of the completion of the resale of the Securities or (ii) 30 days following the Closing Date, the Company will make its officers, employees, independent accountants and legal counsel reasonably available upon request by the Representative.

            (n) The Company will not take any action prior to the execution and delivery of the Indenture which, if taken after such execution and delivery, would have violated any of the covenants contained in the Indenture.

            (o) The Company will reserve and keep available at all times free of pre-emptive rights, the full number of Conversion Shares issuable upon conversion of the Securities.

            (p) Between the date hereof and the later of the Closing Date and any settlement date relating to Option Notes, the Company will not do or authorize anything that would result in an adjustment of the Conversion Price.

            (q) The Company will use all reasonable efforts to effect the designation or listing subject to notice of issuance, of the Conversion Shares issuable upon such conversion on the Nasdaq National Market or on such market or exchange on which the Common Stock is then quoted or listed.

            (r) The Company agrees with the Representative to pay (a) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities to the Underwriter or pursuant to the sale of the Securities to the public as set forth in the Disclosure Package and Final Prospectus, and for the issuance of the Conversion Shares, and any transfer or other taxes payable in that connection; (b) the costs incident to the preparation, printing and distribution of any Preliminary Prospectus and the Final Prospectus and any amendments and exhibits thereto, the costs of printing, reproducing and distributing the Transaction Documents and applicable related documents by mail, telex or other means of communications; (c) any applicable listing or other fees;
      (d) any fee of the National Association of Securities Dealers, Inc. in connection with its review of the offering; (e) all fees and expenses of the Trustees or any agent thereof; (f) any fees charged by securities rating services for rating the Securities; and (g) all other costs and expenses incident to the performance of the obligations of the Company under this Agreement (including, without limitation, the fees and expenses of the Company's counsel and the Company's independent accountants); provided that, except as otherwise provided in this paragraph and in
      Section 7, the Underwriter shall pay its own costs and expenses, including the fees and expenses of its counsel.

            6. Conditions to the Obligations of the Underwriter. The obligation of the Underwriter to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

            (a) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 5(b) hereto, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the

      Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

            (b) All corporate proceedings and other legal matters incident to the authorization, form and validity of each of each of the Transaction Documents, the Prospectus and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Underwriter, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

            (c) The Company shall have requested and caused Wilson Sonsini Goodrich & Rosati P.C., counsel for the Company, to have furnished to the Representative their opinion, dated the Closing Date and addressed to the Representative, to the effect set forth in Annex A-1.

            (d) Jerry Allison, Assistant General Counsel of the Company, shall have furnished to the Representative such counsel's written opinion, as counsel to the Company, addressed to the Representative and dated the Closing Date, in form and substance reasonably satisfactory to the Representative, to the effect that:

                  (i) except to the extent set forth in the Disclosure Package and the Final Prospectus, and except for directors' shares which are not material in amount, all the outstanding shares of capital stock of each Subsidiary are owned by the Company directly or indirectly through one or more wholly owned Subsidiaries, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party; and

                  (ii) to the best of such counsel's knowledge, except as set forth in the Disclosure Package and the Final Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

            In rendering such opinion, such counsel may rely as to matters involving the application of laws of any jurisdiction other than the United States or the corporate laws of the State of Delaware, to the extent he deems proper and specifies in such opinion, upon the opinion of other counsel of good standing whom he believes to be reliable and who are satisfactory to counsel for the Underwriter. Such opinion may also contain customary qualifications and limitations. References to the Disclosure Package and the Final Prospectus in this paragraph (d) include any amendments or supplements thereto at the Closing Date.

            (e) Ortega, Del Castillo, Bacorro, Odulio, Calma & Carbonell Law Offices, Philippines counsel for the Company, shall have furnished to the Representative such counsel's written opinion, as counsel to the Company, addressed to the Representative and dated the Closing Date, in form and substance reasonably satisfactory to the Representative, to the effect that:

                  (i) each of the Subsidiaries incorporated or organized under the laws of the Philippines (the "Philippines Subsidiaries") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Philippines, with full corporate power and authority to own or hold its properties and to conduct the businesses in which it is engaged; and

                  (ii) all the outstanding shares of capital stock of each
            Philippines Subsidiary have been duly authorized and validly issued, are fully paid and non assessable and, except such shares of each Philippines Subsidiary owned by directors thereof, which shares in each case do not exceed 0.1% of the outstanding shares of such Subsidiary, are owned by the Company directly or indirectly through one or more wholly owned Subsidiaries, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party.

            In rendering such opinion, such counsel may rely as to matters of fact, to the extent they deem proper on certificates of responsible officers of the Company and public officials. Such opinion may also contain customary qualifications and limitations.

            (f) Kim & Chang, Korean Counsel for the Company, shall have furnished to the Representative such counsel's written opinion, as counsel to the Company, addressed to the Representative and dated the Closing Date, in form and substance reasonably satisfactory to the Representative, to the effect that:

                  (i) such of the Subsidiaries incorporated or organized under the laws of the Republic of Korea (the "Korean Subsidiaries") has been duly incorporated and is validly existing as corporations under the laws of the Republic of Korea, with full corporate power and authority to own or hold its properties and to conduct its businesses in accordance with its Articles of Incorporation; and

                  (ii) all the outstanding shares of capital stock of each
            Korean Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, in the case of each Korean Subsidiary, are owned by the Company directly or indirectly through one or more wholly owned subsidiaries, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party.

            In rendering such opinion, such counsel may rely as to matters of fact, to the extent they deem proper, on certificates of responsible officers of each Korean Subsidiary and the Company and public officials. Such opinion may also contain customary qualifications and limitations.

            (g) The Representative shall have received from Weil, Gotshal & Manges LLP, counsel for the Underwriter, such opinion or opinions, dated the Closing Date and addressed to the Representative, with respect to the issuance and sale of the Securities, the Indenture, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Representative may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

            (h) The Company shall have requested and caused PricewaterhouseCoopers LLP to have furnished to the Representative, at the Execution Time and at the Closing Date, a letter, in form and substance satisfactory to the Underwriter (i) confirming that they are the independent certified public accountants with respect to the Company and its Subsidiaries within the meaning of the Act and the Exchange Act and
      (ii) stating the conclusions and findings of such firm with respect to financial statements and certain financial information included or incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Final Prospectus, the form of which is set forth in Annex B hereto.

            (i) The Company shall have furnished to the Representative a certificate of the Company, signed by the Chairman of the Board or the President and the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Final Prospectus, the Disclosure Package and any amendment or supplement thereto and this Agreement and that(1):

                  (i) the representations and warranties of the Company in this
            Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

----------
(1) This certificate or a separate certificate will cover compliance with debt covenants in Company's indentures.

                  (ii) no stop order suspending the effectiveness of the
            Registration Statement or any notice that would prevent its use has been issued and no proceedings for that purpose have been instituted or, to the Company's knowledge, threatened; and

                  (iii) since the date of the most recent financial statements included in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), there has been no development which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

            (j) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Final Prospectus (exclusive of any supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or
      (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representative, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

            (k) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities.

            (l) Subsequent to the Execution Time, there shall not have been any downgrading in the rating of any of the Company's debt securities by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Act) and no such organization shall have publicly announced that it has under surveillance or review (other than an announcement with positive implications of a possible upgrading in its rating of any of the Company's debt securities).

            (m) The Indenture shall have been duly executed and delivered by the Company and the Trustee, and the Securities shall have been duly executed and delivered by the Company and duly authenticated by the Trustee.

            (n) The concurrent offering of senior notes described in the Final Prospectus shall have closed.

            (o) Each of the Chief Executive Officer, John T. Kim and JooHo Kim shall have furnished a letter, dated as of the date hereof, substantially in the form of Exhibit A hereto.

            (p) Prior to the Closing Date, the Company shall have furnished to the Underwriter such further information, certificates and documents as the Underwriter may reasonably request.

      If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Underwriter, this Agreement and all obligations of the Underwriter hereunder may be canceled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

            7. Reimbursement of Underwriter's Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriter set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 9 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by the Underwriter, the Company will reimburse the Underwriter on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by the Underwriter in connection with the proposed purchase and sale of the Securities.

            8. Indemnification and Contribution.

            (a) The Company agrees to indemnify and hold harmless the Underwriter, the directors, officers, employees and agents of the Underwriter and each person who controls the Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or in the Base Prospectus, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 5(b) hereto, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Underwriter through the Representative specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

            (b) The Underwriter agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Underwriter, but only with reference to written information relating to the Underwriter furnished to the Company by or on behalf of the Underwriter through the Representative specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which the Underwriter may otherwise have. The Company acknowledges that the statements set forth in the last paragraph of the cover page regarding delivery of the Securities and, under the heading "Underwriting" or "Plan of Distribution", (i) the sentences related to concessions and reallowances and (iii) the paragraph related to stabilization, syndicate covering transactions in any Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by the Underwriter for inclusion in any Preliminary Prospectus or the Final Prospectus.

            (c) Promptly after receipt by an indemnified party under this
      Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph
      (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel reasonably shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest,
      (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party,
      (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or
      (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such indemnified parties, which firm shall be designated in writing by Citigroup Global Markets Inc., if the indemnified parties under this Section consist of the Underwriter indemnified party, or by the Company if the indemnified parties under this Section consist of any Company indemnified parties. Each indemnified party, as a condition of the indemnity agreements contained in paragraphs (a) and (b) of this Section, shall use all reasonable efforts to cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing, if an indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action), such settlement, compromise or consent shall include an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

            (d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriter severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which the Company and the Underwriter may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriter on the other from the offering of the Securities; provided, however, that in no case shall the Underwriter be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by the Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriter severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriter on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriter shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriter on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriter agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls the Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of the Underwriter shall have the same rights to contribution as the Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

            9. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representative, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in the Company's Common Stock shall have been suspended by the Commission or the Nasdaq National Market or trading in securities generally on the New York Stock Exchange or the Nasdaq National Market shall have been suspended or limited or minimum prices shall have been established on such Exchange or the Nasdaq National Market, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representative, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by any Preliminary Prospectus or the Final Prospectus (exclusive of any supplement thereto).

            10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Underwriter or the Company or any of the officers, directors, employees, agents or controlling persons referred to in
Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

            11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representative, will be mailed, delivered or telefaxed to the Citigroup Global Markets Inc. General Counsel (fax no.: (212) 816-7912) and confirmed to the General Counsel, Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York, 10013, Attention:
General Counsel; or, if sent to the Company, will be mailed, delivered or telefaxed to Amkor Technology Inc. (fax no.: (480) 821-2616) and confirmed to it at Amkor Technology Inc., at 1900 South Price Road, Chandler, Arizona 85248, attention of the Chief Financial Officer.

            12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in
Section 8 hereof, and no other person will have any right or obligation hereunder.

            13. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm's-length commercial transaction between the Company, on the one hand, and the Underwriter and any affiliate through which it may be acting, on the other,
(b) the Underwriter is acting as principal and not as an agent or fiduciary of the Company and (c) the Company's engagement of the Underwriter in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Underwriter has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriter has rendered advisory services of any nature or respect, or owes an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

            14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriter, or any of them, with respect to the subject matter hereof.

            15. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

            16. Waiver of Jury Trial. The Company and the Underwriter hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

            17. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

            18. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

            19. Definitions. The terms which follow, when used in this Agreement, shall have the meanings indicated.

            "Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Base Prospectus" shall mean the base prospectus referred to in paragraph 1(a) above contained in the Registration Statement at the Execution Time.

            "Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

            "Commission" shall mean the Securities and Exchange Commission.

            "Disclosure Package" shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule II hereto,(iv) the final term sheet prepared and filed pursuant to Section 5(b) hereto, if any, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

            "Effective Date" shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or become effective.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Execution Time" shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

            "Final Prospectus" shall mean the prospectus supplement relating to the Securities that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

            "Free Writing Prospectus" shall mean a free writing prospectus, as defined in Rule 405.

            "Issuer Free Writing Prospectus" shall mean an issuer free writing prospectus, as defined in Rule 433.

            "Preliminary Prospectus" shall mean any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a) above which is used prior to the filing of the Final Prospectus, together with the Base Prospectus.

            "Registration Statement" shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.

            "Rule 158", "Rule 163", "Rule 164", "Rule 172", "Rule 405", "Rule
415", "Rule 424", "Rule 430B" and "Rule 433" refer to such rules under the Act.

            "Trust Indenture Act" shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Well-Known Seasoned Issuer" shall mean a well-known seasoned issuer, as defined in Rule 405.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Underwriter.

                                       Very truly yours,

                                       Amkor Technology Inc.

                                       By: /s/ Kenneth Joyce
                                           ------------------------------------
                                           Kenneth Joyce
                                           Executive Vice President and
                                           Chief Financial Officer

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

Citigroup Global Markets Inc.

By: /s/ Bill Frauenhofer
    ---------------------------
    Name: Bill Frauenhofer
    Title: Director

                                   SCHEDULE I

                                                                         Purchase
Underwriter                        Firm Notes       Option Notes          Price
-----------                       ------------      ------------         --------
Citigroup Global Markets Inc.     $190,000,000       $28,500,000             97%

Expected Date of Delivery and Payment for Firm Notes:  May 26, 2006

Initial Conversion Price:  $14.59 per share

                                   SCHEDULE II

                Pricing Supplement/Term Sheet dated May 11, 2006

                                            ISSUER FREE WRITING PROSPECTUS FILED

                                          PURSUANT TO RULE 433 SUPPLEMENTING THE

                                         PRELIMINARY PROSPECTUS SUPPLEMENT DATED

                                                                    MAY 10, 2006

                                                     REGISTRATION NO. 333-133953

                                                                    MAY 11, 2006

                             AMKOR TECHNOLOGY, INC.

              2.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2011

                                FINAL TERM SHEET

TITLE OF SECURITIES:               2.50% Convertible Senior Subordinated Notes
                                   due 2011

FINAL MATURITY DATE:               May 15, 2011

CONVERSION RATE:                   68.5589 shares of common stock per $1,000
                                   principal amount of notes, subject to
                                   adjustment

CONVERSION PRICE:                  $14.59 per share

ANNUAL INTEREST RATE:              2.50%

INTEREST PAYMENT DATES:            May 15 and November 15, beginning November
                                   15, 2006

RECORD DATES:                      May 1 and November 1

PUBLIC OFFERING PRICE:             100%, plus accrued interest, if any, from the
                                   issue date

UNDERWRITING DISCOUNT PER NOTE:    3.0%

AGGREGATE PRINCIPAL AMOUNT:        $190.0 million ($218.5 million if the
                                   underwriter's option to purchase additional notes is exercised in full)

PROCEEDS (BEFORE EXPENSES) TO
AMKOR: $184.3 million ($211.9 million if the underwriter's option to purchase additional notes is exercised in full)

MAKE WHOLE PREMIUM UPON A
DESIGNATED EVENT:                  Payable upon the occurrence of certain
                                   designated events in the form of an increase in the conversion rate ranging from 0.0000 to
                                   20.5677 depending on the stock price at the time of the designated event and the effective date of the designated event.

TRADE DATE:                        May 12, 2006

SETTLEMENT DATE:                   May 26, 2006 (T+ 11)

FORM OF OFFERING:                  SEC Registered (Registration Statement No.
                                   333-133953)

UNDERWRITER:                       Citigroup Global Markets Inc.

CUSIP:                             031652 AX 8

ISIN:                              US031652AX80

LISTING:                           None

MAKE WHOLE PREMIUM

     The number of additional shares issued pursuant to the Make Whole Premium will be determined by reference to the following table and is based on the date on which such designated event becomes effective and the price paid per share of common stock on the effective date:

                                                                 EFFECTIVE PRICE
                       ----------------------------------------------------------------------------------------------------
EFFECTIVE DATE         $11.22    $12.50    $14.00    $15.50    $17.00   $18.50   $20.00   $25.00   $30.00   $35.00   $40.00
--------------         -------   -------   -------   -------   ------   ------   ------   ------   ------   ------   ------
MAY 25, 2006.........  20.5677   16.6387   13.2168   10.6959   8.8062   7.3665   6.2563   4.0269   3.0022   2.5173   0.0000
MAY 15, 2007.........  20.5677   16.6772   12.9928   10.3023   8.3052   6.8009   5.6554   3.4201   2.4602   2.0514   0.0000
MAY 15, 2008.........  20.5677   16.5738   12.5778    9.6963   7.5875   6.0250   4.8570   2.6771   1.8390   1.5357   0.0000
MAY 15, 2009.........  20.5677   16.1340   11.7595    8.6685   6.4603   4.8700   3.7198   1.7411   1.1402   0.9687   0.0000
MAY 15, 2010.........  20.5677   14.8850    9.9807    6.6640   4.4257   2.9246   1.9277   0.5660   0.3959   0.3394   0.0000
MAY 15, 2011.........  20.5677   11.4411    2.8697    0.0000   0.0000   0.0000   0.0000   0.0000   0.0000   0.0000   0.0000

     The following information updates and supersedes the information in our Prospectus Supplement (the "Prospectus Supplement"), Subject to Completion dated May 10, 2006, To Prospectus Dated May 10, 2006. In addition, the information set forth below under "Capitalization" supersedes and replaces in its entirety the information set forth in the Prospectus Supplement under the caption "Capitalization."

UPDATE ON OFFERING SIZE

     We are offering $190.0 million aggregate principal amount (with an additional $28.5 million should the underwriter's option to purchase additional notes be fully exercised) of 2.50% Convertible Senior Subordinated Notes due 2011.

USE OF PROCEEDS

     We expect to receive net proceeds from this offering of $183.9 million (excluding the underwriter's option to purchase additional notes), after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from the offering to redeem, repurchase or otherwise retire $176.5 million of our $200.0 million aggregate principal amount outstanding of our 10.5% senior subordinated notes due 2009 (together with the payment of the related premium, accrued and unpaid interest to and including the redemption date and related fees and expenses). In the event the underwriter exercises its option to purchase additional notes in full, we intend to use the proceeds to redeem, repurchase or otherwise retire the remaining amount of notes outstanding of our 10.5% senior subordinated notes due 2009, with any remainder (an estimated $3.2 million), to retire other debt or for general corporate or working capital purposes.

UPDATE ON CONCURRENT OFFERING SIZE AND USE OF PROCEEDS

     We are offering $400.0 million aggregate principal amount of our 9.25% senior notes due 2016 in the concurrent offering. We intend to use the net proceeds from the concurrent offering to purchase the $349.4 million of 9.25% senior notes in the tender offer (including the payment of the tender premium, accrued and unpaid interest, the early tender payment and related fees and expenses), with the remainder (an estimated $13.1 million) to repurchase remaining 9.25% senior notes that may be tendered, subject to the cap, to retire other debt or for general corporate or working capital purposes. As of May 9, 2006, holders of $349.4 million in aggregate principal amount of 9.25% notes have tendered in the tender offer. We have increased the size of the tender offer to $360 million.

OUTSTANDING DEBT AND RANKING

     As of March 31, 2006, assuming completion of the concurrent transactions, we would have had approximately $1,464.8 million of senior debt (approximately $300 million of which would have been secured), $213.5 million of senior subordinated debt and approximately $378.4 million of subordinated debt.

SETTLEMENT CYCLE

     We expect that delivery of the notes will be made against payment therefor on or about May 26, 2006, which will be the 11th business day following the date of pricing of the notes (such settlement cycle being herein referred to as "T +
11)"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, or Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle T + 11, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next three succeeding business days should consult their own advisor.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and total capitalization as of March 31, 2006 (1) on a historical basis, and (2) as adjusted to give effect to the concurrent transactions, as follows:

     - the issuance in this offering of $190.0 million of convertible subordinated notes for net proceeds of $183.9 million and the application thereof to redeem $176.5 million aggregate principal amount outstanding of our 10.5% senior subordinated notes, and

     - the issuance of $400.0 million of senior notes in the concurrent offering for net proceeds of $391.8 million and the application thereof to repurchase $349.4 million aggregate principal amount of our 9.25% notes in the tender offer.

     You should read the as adjusted capitalization data set forth in the table below in conjunction with "Selected Consolidated Financial Data," "Description of Certain Indebtedness," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," set forth in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and our consolidated financial statements and the notes thereto, incorporated by reference into the Prospectus Supplement.

                                                                 AT MARCH 31, 2006
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $  226,243   $  239,392
                                                              ==========   ==========
Long-term debt and short-term borrowings:
  Senior secured credit facilities:
     Term loan due October 2010.............................  $  300,000   $  300,000
$100.0 million revolving credit facility due November
  2009(1)...................................................          --           --
  9.25% Senior notes due February 2008......................     440,500       91,060
  7.75% Senior notes due May 2013...........................     425,000      425,000
  7.125% Senior notes due March 2011........................     248,711      248,711
       % Senior notes due 2016..............................          --      400,000
  10.50% Senior subordinated notes due May 2009(2)..........     200,000       23,489
       % Convertible senior subordinated notes due 2011.....          --      190,000
  5.75% Convertible subordinated notes due June 2006........     132,000      132,000
  5.00% Convertible subordinated notes due March 2007.......     146,422      146,422
  6.25% Convertible subordinated notes due December 2013....     100,000      100,000
  Other debt................................................     125,314      125,314
                                                              ----------   ----------
  Total debt................................................   2,117,947    2,181,996
                                                              ----------   ----------
Total stockholders' equity(3)...............................     260,398      232,654
                                                              ----------   ----------
Total capitalization........................................  $2,378,345   $2,414,650
                                                              ==========   ==========

---------------

(1) As of March 31, 2006, we had utilized $2.5 million of the available letter of credit sub-limit, and had $97.5 million available under this facility.

(2) Pursuant to the terms of the indenture governing these notes, we have the right to redeem the notes at a price of 101.75% plus accrued and unpaid interest to and including the redemption date. For purposes of this table, we have assumed that such notes are redeemed on the 60th day following this offering at that price. The actual amount of 10.5% senior subordinated notes repurchased will depend on market conditions and the actual price at which we may redeem, repurchase or otherwise retire these notes.

(3) Total stockholders' equity as of March 31, 2006, as adjusted, reflects an approximate $27.7 million early debt extinguishment charge consisting of $23.2 million of prepayment premiums and $4.5 million for the write-off of unamortized debt issue costs.

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

                                  SCHEDULE III

                       AMKOR TECHNOLOGY INC. SUBSIDIARIES

1.  Amkor Technology Hong Kong Ltd.

2.  Amkor Wafer Fabrication Services, SARL

3.  Amkor Worldwide Services LLC

4.  Amkor Assembly & Test (Shanghai) Co. Ltd.

5.  Guardian Assets, Inc.

6.  Amkor Technology Singapore Pte. Ltd.

7.  Unitive, Inc.

8.  Amkor Iwate Company, Ltd.

9.  Amkor Technology Euroservices, SARL

10. Amkor Techology Japan K.K.

11. Amkor International Holdings, LLC

12. Unitive Electronics, Inc.

13. Unitive International Ltd.

14. Amkor Technology Ltd.

15. P-Four LLC

16. Unitive Semiconductor Taiwan

17. Amkor Technology Taiwan Ltd.

18. Semisys Co., Ltd.

19. AT Korea, Inc.

20. Amkor Techology Philippines, Inc.

21. Amkor Technology Greater China, Ltd.

                                                                              35